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SEPTEMBER 2004

LETTER FROM THE EMT AND ADVISORS

"Leading with Integrity." Three simple words, but they speak volumes about what the New Schering-Plough is all about. At the New Schering-Plough each colleague is a leader. We have identified and asked every Schering-Plough colleague to exhibit six Leader Behaviors that we believe are critical to transforming our company into a high-performing, global company. One of these behaviors, Business Integrity, is the foundation of our Global Compliance and Business Practices program.

By making business integrity a part of each decision we make, and by adhering to our Values and to the business practice standards set forth in these Standards of Global Business Practices, we will make progress toward our vision to earn trust every day. This in turn will also help us regain leadership in the pharmaceutical industry with leading health innovations, with leading business performance, and with a leading reputation with patients, physicians, regulators, employees, shareholders and even our competitors.

The objective of Schering-Plough's Global Compliance and Business Practices program is to give each colleague the knowledge he or she needs to do his or her job in full compliance with the law, and the confidence that whenever he or she does the right thing, he or she will receive our full support, and the full support of his or her colleagues.

The Standards of Global Business Practices are not designed to answer every possible question that might arise. Read them carefully. If you have any questions about how the Standards apply to your responsibilities, seek advice from your manager or a member of the Global Compliance, Law, or Global Human Resources departments. You can also contact any of us identified below. Our signatures represent our total commitment to the Standards of Global Business Practices and all the elements of "Leading with Integrity."
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Table of Contents

INTRODUCTION TO THE STANDARDS OF GLOBAL BUSINESS PRACTICES

      What are the Standards of Global Business Practices?

      How do these Standards relate to the six Leader Behaviors we must exhibit in everything we do?

      Why are the Standards important to Schering-Plough's success?

      Why do honest employees need the Standards?

      Who should follow the Standards?

      Where do the Standards apply?

      What laws apply to me?

      What are my individual responsibilities?

      What are management's responsibilities?

      Can the policies summarized in the Standards be waived?


The Standards - In our Workplace

      Equal Treatment

      Discrimination/Harassment-Free Work Environment

      Safety and Health

      Drug and Alcohol Abuse


The Standards - IN THE MARKETPLACE

      Competition and Antitrust Laws

      Unfair Business Practices

      Bribery and Corruption

      Competitive Intelligence

      Gifts and Entertainment

      Marketing Integrity

      Privacy and Information Security

      Scientific Integrity

      Product Quality and Patient Safety

      Trade Issues


The Standards - IN OUR BUSINESS

      Books and Record Keeping

      Company Computers and Software

      Confidential Information, Intellectual Property and Proprietary Information of Others

      Company Funds, Property, and Time

      Conflicts of Interest and Corporate Opportunities

      Trading on Inside Information

      Records Management


the standards - IN OUR COMMUNITIES AND THE PUBLIC

      Protecting the Environment

      Animal Welfare

      Media and Public Inquiries

      Political Activity and Lobbying

      Investigations


RAISING CONCERNS AND SEEKING ADVICE

      What if I have questions about the Standards?

      When should I raise concerns? Whom should I contact?

      How does the Integrity Action Line work?

      Will my identity be kept confidential?

      How long will it take to get a response?

      What about disciplinary action?

      May I report a concern directly to the Board of Directors?

      What if I fear retaliation?


Employee Acknowledgement
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INTRODUCTION TO THE STANDARDS OF GLOBAL BUSINESS PRACTICES

CORE DOCUMENT VALUES

BUSINESS INTEGRITY - To do the right thing.

REACH - To develop the ability to see and reach beyond the ordinary field of view and ambition.

TRUSTWORTHINESS - To earn the trust of others through authenticity, dependability and sincerity.

INTRODUCTION TO THE STANDARDS OF GLOBAL BUSINESS PRACTICES

WHAT ARE THE STANDARDS OF GLOBAL BUSINESS PRACTICES?

The Standards of Global Business Practices are the New Schering-Plough's guide to company policies and the legal requirements that govern how we conduct business around the world. They are the foundation of our commitment to business integrity. The Standards are not intended to describe every detail of every law, regulation or company policy that may apply to you. To learn more about applicable laws, regulations or company policies, see the additional resources identified throughout the Standards with the, ask your immediate supervisor, the Law department or your local Compliance Officer. You may also contact the Integrity Action Line which is described more fully on
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page 44. A complete listing of company policies is available to you on the company intranet at http://corporate.schp.com/policies.

HOW DO THESE STANDARDS RELATE TO THE SIX LEADER BEHAVIORS WE MUST EXHIBIT IN EVERYTHING WE DO?

The Standards are in some cases "values based" and in others "rules based," but all are designed to assure compliance with laws, regulations and company policy. These values and rules become living parts of Schering-Plough's business when incorporated into the six Leader Behaviors. The Leader Behaviors are

1) Shared Accountability and Transparency;

2) Cross-Functional Teamwork and Collaboration;

3) Coaching and Developing Others;

4) Listening and Learning;

5) Benchmark and Continuously Improve; and

6) Business Integrity. Some or all of the six Leader Behaviors will play a role in assuring compliance. The Leader Behavior, Business Integrity, is the cornerstone on which the Standards are built.

WHY ARE THE STANDARDS IMPORTANT TO THE SUCCESS OF SCHERING-PLOUGH?

We work in a unique industry - healthcare - that is regulated differently from most other industries in most countries in which we do business. First, and most obvious, our products affect the health and safety of people and animals. Second, medicines are bought or reimbursed by the government in many countries, or by third party insurers. Whether in a country with national health insurance, or in the United States, which has a limited number of government health insurance programs, special laws to regulate business practices, pricing and price reporting may be in place to protect the people who use our products and the money that pays for them. Promotional and pricing practices that are accepted or common in other industries may not be acceptable or lawful in our industry. The Standards demonstrate our commitment to Lead with Integrity in our highly regulated business.

WHY DO HONEST EMPLOYEES NEED THE STANDARDS?

People often feel that publication of a "business practices" code implies that employers do not trust their employees. Nothing is further from the truth here at Schering-Plough. Our employees worldwide come to work every day to do a good job in the right way. Schering-Plough has had a Business Conduct Policy for years, and the Standards are the latest revision of that policy. More recently, the New York Stock Exchange rules (where the Schering-Plough stock is listed) and laws in the United States (where Schering-Plough is incorporated) require all publicly traded companies to have a business practices code. The Standards comply with those requirements.

WHO SHOULD FOLLOW THE STANDARDS?

The Standards apply to all officers, full and part-time employees of Schering-Plough, and all subsidiaries worldwide. Temporary workers, vendors, agents and consultants worldwide, while working for or representing Schering-Plough, must also adhere to the
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Standards and should consult them for guidance when acting on behalf of the company. The Board of Directors is subject to the Schering-Plough Corporation Board of Directors Code of Business Conduct and Ethics, (available at www.schering-plough.com) which is consistent with the Standards and is in accordance with the requirements of the New York Stock Exchange.

WHERE DO THE STANDARDS APPLY?

The Standards apply regardless of the country in which you work. However, application of the Standards may vary in different countries, due to local business practices or a need to comply with local laws and regulations. In any situation where you are unclear about how the Standards apply, you should consult your immediate supervisor or another manager, the Law department, or your local Compliance Officer.

WHAT LAWS APPLY TO ME?

Schering-Plough employees are subject to the laws and regulations of the country in which they work and, because Schering-Plough is incorporated in the United States, they may also be subject to certain U.S. laws and regulations. In situations where U.S. laws and regulations differ from local laws and regulations, employees should generally apply the stricter law. Employees should consult their immediate supervisor or another manager, the Law department, or the local country Compliance Officer if questions arise.

WHAT ARE MY INDIVIDUAL RESPONSIBILITIES?

You are responsible for becoming familiar with, and following, all the laws, regulations and company policies that apply to your job and level of responsibility. You are also responsible for seeking advice when needed, raising concerns and reporting suspected or known violations of law, regulation or company policy. Although you may not know certain specific legal requirements in all situations, you should know if something doesn't seem appropriate. In any such situation, you have an obligation to follow-up and to use company resources, such as your immediate supervisor or another manager, the Law department, your local Compliance Officer, or call the Integrity Action Line to find an answer or raise a concern. The Integrity Action Line is described fully on page 44.

WHAT ARE MANAGEMENT'S RESPONSIBILITIES?

Managers have a responsibility to set the right example - to Lead with Integrity. Each manager is responsible for informing the people who work for him or her about company policies and ensuring that they have adequate knowledge and resources to take action. Managers are also responsible for enforcing company policy, monitoring employee compliance, implementing discipline for misconduct and ensuring that employees who raise concerns regarding potential misconduct receive appropriate support.

CAN THE POLICIES SUMMARIZED IN THE STANDARDS BE WAIVED?

Waivers of the policies summarized in the Standards are an exception and will only be granted in special circumstances. Schering-Plough will waive a policy only where:

- Circumstances warrant granting a waiver,

- Such waiver would not permit illegal or unethical conduct, and
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- There are appropriate controls over the particular situation.

Waivers for employees will be made only with the approval of the Senior Vice President, Global Compliance and Business Practices. Waivers of any of the provisions of the Standards for corporate officers may be made only by the Business Practices Oversight Committee of the Board of Directors after receiving the recommendation of the Senior Vice President, Global Compliance and Business Practices. Waivers relating to the CEO, CFO and Controller will require approval of the Audit Committee of the Board of Directors. Such waivers, if granted, will be promptly disclosed as required by law, regulation and New York Stock Exchange rules.




THE STANDARDS - IN OUR WORKPLACE


CORE DOCUMENT VALUES

TEAMWORK - To recognize that unity is strength and to directly work out our differences.

HUMILITY - To know when one doesn't know and to ask for help.

RESPECT - To accept differences and to see the unique qualities of each person.


THE STANDARDS - IN OUR WORKPLACE

Leading with Integrity in our workplace means applying our Leader Behaviors to build a workplace that is safe, professional and that promotes teamwork, high performance, diversity and trust. Hostility, harassment, unwelcome sexual advances and other unprofessional conduct are wrong and undermine what we strive for. We especially need to listen carefully to colleagues and respect what we hear. Leading with Integrity, and earning the trust of our colleagues, creates a productive working environment.

This means we are committed to:

- Treating all employees with honesty, fairness and respect.

- Providing equal employment opportunities for all employees.

- Promoting a positive work environment, free of harassment or other discriminatory conduct.

- Promoting diversity, cooperation, teamwork, and trust.

- Protecting the safety and health of all employees.

- Not using illegal drugs in the workplace.

- Not abusing alcohol or prescription drugs in the workplace.
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EQUAL TREATMENT

Schering-Plough is committed to a diverse workplace that is free from discrimination.

This means:

- Recruiting, hiring, training, promoting and other employment actions will take place without regard to a person's race, color, religion, gender, age, national origin, citizenship or marital status, sexual orientation or identity, disability, veteran status, or any other protected characteristic.

- Reasonable accommodations will be offered to employees with disabilities, as necessary.

- Equal Treatment Policy C-124. Your local Human Resources representative can answer your questions about how the policy applies in the country where you work. You can also contact the Workforce Diversity department in the U.S.


DISCRIMINATION/HARASSMENT-FREE WORK ENVIRONMENT

Schering-Plough will not tolerate any form of workplace discrimination or harassment of any kind, including sexual harassment from any source.

This means:

- Jokes, slurs and other remarks that are about race, religion or ethnic origin, or are of a sexual nature are never appropriate at Schering-Plough.

- Unwelcome sexual advances or requests for sexual favors do not belong in the workplace.

- Verbal remarks or physical conduct that interfere with another person's work performance or that create an intimidating, hostile, or offensive working environment have no place at Schering-Plough and will not be tolerated.

If you observe or experience any form of harassment, report it to your immediate supervisor or another manager, the Human Resources department, your local Compliance Officer or call the Integrity Action Line.

- - - Workplace Discrimination/Harassment Policy C-106.


Q&A

Q. My co-worker keeps telling racial jokes. He thinks it's funny, but the jokes make me uncomfortable. What should I do?

A. Your co-worker should be made aware that his jokes are creating a negative work environment. You may do this yourself if you are comfortable doing so but you are not obligated to confront him yourself. You can always bring it to the attention of your immediate supervisor or another manager, or Human Resources. You can also call the Integrity Action Line.

Q. My male co-worker has a habit of commenting positively on a particular female employee's appearance. It seems harmless, but is it appropriate?
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A. An occasional, general comment such as "your new outfit is nice" or "I like your new haircut" may be acceptable under certain circumstances. However, repetitive comments like these may lead to a hostile work environment.
When in doubt as to the appropriateness of a comment do not make it.


SAFETY AND HEALTH

Schering-Plough regards excellence in safety and health performance as an essential element of every activity or process and as a shared business value that must not be compromised. Schering-Plough is committed to providing a safe and healthy workplace for employees, contractors and visitors.

This means:

- Complying with applicable laws, regulations and other requirements designed to protect safety and health is essential.

- Ensuring that each employee is qualified to perform his/her duties.

- Bringing any unsafe acts or conditions - including threats or intimidation - to the attention of a manager, a local safety and health representative, or Global Safety and Environmental Affairs. You can also call the Integrity Action Line.

- - - Safety, Health and Environmental Management Policy C-170.


DRUG AND ALCOHOL ABUSE

Our work requires clear thinking and the ability to react quickly. Being under the influence of alcohol or drugs, or improperly using medication, diminishes an employee's ability to perform and can compromise the safety and well-being of fellow employees and the public.

This means:

- The sale, purchase, possession or use of any illegal drug while on company property or while conducting company business is prohibited.

- Legally purchased or doctor-prescribed drugs may be used, but only if they do not negatively affect job performance.

Q&A

Q. My co-worker has recently been coming into work with alcohol on her breath. Although she doesn't seem impaired, I worry that she may be drunk on the job. I am fearful that if I confront her or tell anyone, this may cause a scene. What should I do?

A. If your co-worker has an alcohol problem, she could be compromising her own and other employees' safety, as well as her ability to perform on the job. If you feel that sufficient evidence exists that she is under the influence of alcohol while at work, you are obligated to report it. You can speak to your immediate supervisor or another manager, or
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someone in Human Resources. If you feel uncomfortable talking to any of these persons you may call the Integrity Action Line.

- Alcohol may be permitted on company property in certain Schering-Plough facilities under certain limited circumstances. However, this is not true of all locations or operations. Check with your manager to see if alcohol is permitted at your location.If you observe that another employee's performance on the job is impaired due to the use of alcohol, drugs or other substances, or that another employee is using alcohol or illegal substances on company property, notify a member of management, your Human Resources representative, or your local Health Services office if one exists. You can always call the Integrity Action Line.

- - - Substance Abuse Policy C-157.


THE STANDARDS - IN THE MARKETPLACE

CORE DOCUMENT VALUES

PERFORMANCE DIFFERENTIATION - To recognize and reward those who contribute more.

BELIEF - To have faith in our company, in the products and in oneself.

TENACITY - To stay the course and finish the tasks, even when unexpected obstacles develop.


THE STANDARDS - IN THE MARKETPLACE

Remaining competitive in the face of all the laws and regulations that apply globally to our business may seem like a daunting challenge. By Leading with Integrity in the Marketplace we will make the task manageable. Knowing the laws and regulations that apply to our operations is important. But even more important is knowing that each of us is expected to do what is right at all times. Leading with Integrity means having the courage to do what is right for Schering-Plough and our customers.

This means we are committed to:

- Competing vigorously, while complying with all laws protecting competition and the integrity of the marketplace.

- Ensuring that all our activities including research, development, manufacturing, marketing, sales and distribution of human drugs (including drug samples), animal care products, and consumer healthcare products meet or exceed the requirements of applicable laws and regulations worldwide.

- Acting responsibly in our relationships with healthcare professionals, patients, academics, collaborators, governments, regulatory entities, customers, suppliers and vendors.

- Providing innovative products, product delivery systems and technology solutions to our customers.

- Gathering competitive intelligence properly.
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- Marketing products honestly, in accordance with laws and regulations.

- Ensuring individual privacy by keeping personal information confidential.

- Following foreign trade control, customs, and anti-boycott laws.

- Not making illegal payments to government officials, or offering or accepting questionable gifts or entertainment.


COMPETITION AND ANTITRUST LAWS

Competition and antitrust laws protect free enterprise. These laws prohibit anti-competitive agreements, such as price-fixing conspiracies, and other conduct, such as predatory efforts to eliminate competitors. Schering-Plough must comply with these laws.


This means:

- We never talk with or exchange information with competitors or others to:

      - Fix prices - this can include setting minimum or maximum prices, or "stabilizing" prices;

      - Fix terms related to price, pricing formulas, credit terms, promotions, discounts, allowances, etc.;

      - Divide up markets, customers or territories;

      - Place output restrictions or limits on production;

      - Rig a competitive bidding process, including arrangements to submit sham bids; or

      - Boycott a supplier, customer, or distributor or others in the marketplace.

- You should avoid creating even the appearance of an improper agreement or understanding by keeping communications with our competitors to a minimum.

- There should always be a legitimate business reason for all communications with competitors.

Complying with antitrust and competition laws also means that you should:

- Not attempt to monopolize or dominate markets except through superior products, service or performance;

- Seek legal advice before selling "below cost" (which in certain circumstances can be illegal "predatory" pricing); and

- Particularly in the United States, seek legal advice before charging different prices to customers who compete with each other.

If you find yourself in a situation where a competitor begins discussing these topics, you should leave the discussion immediately making it clear to everyone present that you are leaving because the conversation is inappropriate, and you must report the incident to the Law department as soon as possible.

- - - Competition and Antitrust Policy C-110.
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Q&A

Q. I was at a trade show when a representative who sells an allergy product that directly competes with my product stopped me. He suggested I limit my sales calls to retail pharmacies since he had decided to focus exclusively on hospital pharmacies. He figures this way we won't interfere with each other and we'll both benefit. It made sense to me. Can I agree to this?

A. No, any agreement amongst competitors to allocate or "carve up" the market is a violation of antitrust and competition laws.


UNFAIR BUSINESS PRACTICES

Schering-Plough seeks competitive advantage through superior products, services and performance, never through unethical or illegal business practices. We compete vigorously for business, but some conduct in the name of competition may not be consistent with the law or our commitment to integrity.

This means:

- Never compete by using unfair practices such as:

      - Making false or disparaging statements about competitors or their services;

      - Stealing or misusing competitors' trade secrets;

      - Deceptively cutting off a competitor's sources of supply;

      - Inducing customers to break contracts with competitors;

      - Requiring someone to buy from our company before we will buy from them; and

      - Offering or paying bribes to help our company's business or to hurt a competitor.

- Always deal fairly with clients, suppliers, competitors, and our fellow employees.

- Never take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or illegal business practice.


Q&A

Q. Last week, I spoke with some competitors. One said, "Did you notice that our profit margins aren't as good as they used to be?" Another said, "I wish we could do something about the deep discounts." I nodded my head, but said nothing. Later, the companies that were present during the conversation raised their prices. Was the discussion a problem? What should I have done?

A. Yes, the discussion could be a problem. Someone might conclude that everyone present during the conversation, whether they said anything or not, had engaged in price-fixing even though there was never an explicit agreement. If you find yourself present during a discussion like this, immediately break away from the discussion in a way that makes it clear you consider this improper, and promptly call the Law department.
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BRIBERY AND CORRUPTION

Often in our industry, a country's government is both the regulator of our products and a major customer. We also retain the services of scientists and doctors for consulting and research activities and many of them are employees of public institutions and may be considered government officials.

Most countries in which we do business have laws that forbid making, offering or promising of any payment or anything of value (directly or indirectly) to a government official (and under the U.S. Foreign Corrupt Practices Act this includes foreign political parties and candidates) when the payment is intended to influence an official act or decision to obtain or retain business or secure an unfair business advantage. These laws apply even when the payment is made outside of the home country.

In the United States there is a related anti-bribery law, known as the anti-kickback law, that prohibits inducing someone to recommend or purchase a healthcare product or service covered by a federal healthcare program. The purpose of this healthcare law is to eliminate the influences of money or things of value in the selection of such products or services.

Employees of Schering-Plough must comply with these anti-bribery laws. Violations of these laws will not only result in the loss of business but may also lead to severe criminal and civil penalties for Schering-Plough and the individuals involved. To put it simply, bribery of any kind is illegal worldwide and we will not engage in it.

This means:

- Never make payments or offer gifts, services or anything of value to government officials, employees of public institutions, or persons that prescribe, purchase or promote Schering-Plough's products, that are intended to influence or even appear to be intended to influence that person's actions with respect to Schering-Plough.

- Always exercise great care and vigilance when entering into transactions with employees of public institutions or other government officials in order to avoid potential bribery and corruption issues.

- Accurately record in Schering-Plough's books and records all transactions, including any gift or payment to any third-party.

- - - Anti-Bribery and Corruption Policy C-147; Global Marketing Policy C-100. If you have questions whether a healthcare professional or individual is considered a government official, or whether a payment or gift is appropriate or legal, seek advice from the Law department or your local Compliance Officer.


Q&A

Q. I was told that I could hire a consultant to take care of getting all the permits we need from a foreign government. He requested a $40,000 retainer and said that he would use the money to "help move the process along." Since we don't really know where the money is going, do we have to worry about it?
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A. Absolutely. You must know where that money is going and for what purpose it is being used. Moreover, the company is required to take steps to ensure that this money is not used as a bribe. You must seek the advice of your manager, the Law department or your local Compliance Officer before entering into this arrangement.

Q. A regulatory official from Thailand is visiting our New Jersey facilities in connection with a new drug application. He wants to bring his wife and make a stop in Los Angeles. Can we pay for this?

A. It would be appropriate to reimburse reasonable expenses for the trip from Thailand to New Jersey for an official with legitimate reason for inspecting our facilities as long as it is permitted under local law. However, we cannot pay the expenses for his wife and the stop over in Los Angeles.


COMPETITIVE INTELLIGENCE

In our complex business environment, we acquire a large amount of information about our competitors and their products and services. It is proper to accumulate public information and it is generally not unethical or illegal to make use of it in conducting our business. However, employees and third parties working on behalf of Schering-Plough must only use ethical and legal means for gathering competitive information.

This means:

- Always gather information about competitors from public sources such as Web sites, published articles, price bulletins, advertisements, brochures, public presentations and customer conversations.

- Accept competitive information only when there is a clear and reasonable belief that receipt and use of the information is lawful and ethical.

- Do not obtain information through the use of unlawful or unethical means such as misrepresentation, deception, theft, spying or bribery.

- Do not recruit or hire employees of competitors, customers or vendors for their knowledge of proprietary information of present or former employers.

- Never use information marked "confidential," or something similar, belonging to anyone else.

- Never use information on a competitor that someone has offered to sell.

- - - Proprietary and Confidential Information Policy C-148.


Q&A

Q. I have just been hired from another company. I have some business records from my former employer that would be very helpful in developing marketing plans for Schering-Plough. May I bring this with me?

A. No, you should not bring the records to Schering-Plough from a prior job. While it might be appropriate to bring mementos or other non- confidential material, it would be
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wrong to use the confidential information of others and, in some circumstances, it could be illegal.


GIFTS AND ENTERTAINMENT

Exchanging social amenities or business gifts of a modest value such as small gifts, meals and entertainment is a common practice meant to create goodwill and establish trust in business relationships and is permitted. Schering-Plough expects the use of good judgment and moderation when giving or receiving entertainment or gifts. Avoid situations that could compromise or appear to compromise your impartiality.

This means:

- Business gifts or meals should be infrequent and should never be conditioned upon, or be a reward for, purchasing, prescribing or promoting Schering-Plough's products and services.

- Gifts, meals and entertainment may be provided or accepted in the normal course of business as long as they:

      - Involve persons with whom Schering-Plough has or may have business;

      - Are reasonable and consistent with applicable laws and with accepted ethical standards and local business practices;

      - Are of modest value and properly recorded in company records so they could not be construed as a bribe, payoff or kickback; and

      - Are not in violation of the rules of the recipient's organization.

What is considered "modest" may vary, depending on the country in which we are doing business. Certain exceptions to the Standards may be made in countries where differing practices are customary with approval of your management in consultation with your local Compliance Officer. Any questions regarding the appropriateness of a gift should be addressed with local management and your local Compliance Officer.

- - - Conflicts of Interest, Gifts and Entertainment Policy C-112.


Q&A

Q. When I last visited one of our suppliers, he offered to take me out to a restaurant. Can I accept?

A. Yes. A modest meal with someone who has or may do business with Schering-Plough is appropriate.

Q. One of the our best vendors offered me a weekend trip for two to a local resort. This vendor's product is the very best choice for our company, so we would use their services anyway. Can I accept this weekend trip from our vendor?

A. No. Schering-Plough is committed to an unbiased, objective evaluation of all of our suppliers and vendors. There should not be even the slightest hint that any contractual relationship is colored by personal gain. Personal trips like this are inappropriate.
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However, user conferences or other educational events that relate to your work for Schering-Plough may be appropriate. You should always consult your manager before accepting such trips.


MARKETING INTEGRITY

We are committed to the truthful and accurate communication of scientific information about our products and services to healthcare professionals, veterinarians, patients, the general public and other customers. In marketing our products, our interactions with these various customers will comply with the laws of the countries where these contacts take place.


This means:

- Schering-Plough does not buy business; that is, we will not offer anything of value to our customers in order to induce or retain business.

- A healthcare professional's service may only be obtained for sound business reasons, unrelated to any purchases by that healthcare professional, and only for fair market price.

- Promotional messages must always be within label, truthful and fairly balanced
- that is why promotional materials are subject to a promotional review process.

- - - Global Marketing Policy C-100. Check to see if there is a local marketing policy for your business unit or country.


PRIVACY AND INFORMATION SECURITY

Many countries have laws to protect personally identifiable information. In general, these laws protect people who provide such information by requiring collectors to give notice of information practices, choice concerning how information is used or disclosed, access to information for correction purposes, and security procedures for the protection of the information. Schering-Plough acknowledges its responsibilities with respect to the privacy and security of the personally identifiable information it collects and maintains, including individually identifiable health information. The disclosure of confidential medical information is prohibited in many countries.


This means:

- Always respect and maintain the privacy and security of the personally identifiable information collected or maintained by the company.

- - - Privacy Policy C-143. Questions regarding our privacy obligations should be directed to your local privacy officer or the Privacy Office in the United States.


Q&A

Q. I came across an article in a respected medical journal that talks favorably about a Schering-Plough product. The article is completely within product label so I can photocopy it and hand it out to customers in my territory, right?

A. No. Anything distributed to the public must be reviewed and approved through your local promotional materials review process before you can distribute it.

Q. A doctor told me she was interested in prescribing our products. Then she told me she needed furniture for her office. Can we make such a donation?

A. No. We cannot provide anything of value in order to curry favor with our customers.

SCIENTIFIC INTEGRITY

Schering-Plough enters into relationships with doctors, hospitals, universities and contract research organizations to perform clinical trials and other sponsored research. It is critical that we act with the utmost integrity during these trials and in our relationships with healthcare professionals, veterinarians, collaborators, patients, universities and hospitals.

This means:

o Do not allow business pressures or time constraints to compromise the integrity of our scientific investigations and the resulting data.

o Always follow and maintain good clinical and laboratory practices as required by law and regulation.

o Communicate complete, honest and accurate information about research programs.

o Clearly define the roles, responsibilities and deliverables for investigators and properly document and monitor these relationships.

o Do not give gifts or other items of value to induce business or influence outcomes.

o o o Clinical Research and Medical and Scientific Research Programs Policy C-146; Global Medical Affairs Policy C-151.

Q&A
Q. I want to expand an existing program that conducts telephone consultations with patients. I'd like to provide progress reports to the patient's doctor, e-mail the patient with marketing messages and maybe even use the data to market a similar program to an insurance company. Since we already have the patient's consent for the original program, do we need to get consent again?

A. Most likely. You are dealing with personally identifiable patient information and you may need express consent for every new use you plan for the information
- before you use it.

Q. I know a great cardiologist who sees 300 new patients per year and I want him to participate in an upcoming clinical trial. The problem is, the results of the initial study were somewhat negative, and he might not participate if he knows this. Do I even have to mention the results of the initial study?

A. Yes. We have an obligation to give our investigators a clear, complete picture of the study in which they are participating. You should give him all the information, even negative results.

PRODUCT QUALITY AND PATIENT SAFETY

Maintaining the quality of products is critical to patient safety and to the success of Schering-Plough. Patient safety is of paramount importance. Quality is what customers, patients, doctors and other stakeholders expect from us. We will meet these expectations by complying with all governmental safety and company quality standards.

This means:

o Follow all government requirements, including good manufacturing practices, and all company standards on product quality.

o Always adhere to company business, quality and compliance procedures.

o Follow all procedures for the storage, handling and shipping of products.

o Adverse drug events and product quality complaints must be tracked and properly reported to the appropriate regulatory authority in accordance with applicable law and regulations.

o Follow all procedures regarding the reporting, investigation and tracking of adverse drug events and product quality complaints so that this information can be properly reported to the appropriate regulatory authority in accordance with applicable law and regulation.

o o o Product Complaint Reporting Policy C-102.

Q&A

Q. A shift supervisor has told us to skip a quality control procedure. I think this violates company policy, but she is the supervisor. Should I just follow orders and ignore this?

A. No. If you think that the supervisor is breaking the rules and you do not feel comfortable talking with your supervisor directly, contact your supervisor's manager, your facility's quality assurance department, or call the Integrity Action Line.

Q. The law of my country requires us to report an adverse event caused by a company product regardless of where it occurred. But, the standard industry practice in the country is only to report an adverse event when it happens within the country. The regulators won't accept reports about adverse events that occur outside their jurisdiction. What should I do?

A. Schering-Plough reports all adverse events and follows the law of the country, no matter what the industry practice is. You should contact Medical Safety Services so that the event can be formally reported in every jurisdiction where it is required. Animal Health related adverse events should be reported to Animal Health Regulatory Affairs in your country.

TRADE ISSUES

Schering-Plough does business around the globe. It is subject to and complies with trade regulations of each country in which it does business, and because Schering-Plough is a U.S.-based company, certain U.S. trade laws apply to our operations, wherever you are located.

This means:

 o We comply with all trade restrictions imposed by the United Nations, the European Union, Switzerland, the United States, and a number of other jurisdictions that prohibit or restrict export and trade dealings with certain countries, entities and individuals. These include bans on:

      o Exports to a sanctioned country;

      o Imports from, or dealings in property originating in, a sanctioned country;

      o Travel to or from a sanctioned country;

      o New investments in a sanctioned country; and

      o Financial transactions and dealings involving a sanctioned country or designated individuals and entities.

o We comply with the export licensing requirements of each jurisdiction in which Schering-Plough conducts business. Exports requiring licenses can include, in addition to products and technology, information contained in e-mails, exchanged in face-to-face discussions, or gained in visits to a company facility.

o All Schering-Plough operations, wherever located, must comply with U.S. anti-boycott restrictions that prohibit cooperating with certain countries' restrictive trade practices.

o We comply with all applicable customs laws, supplying customs authorities in each country where Schering-Plough conducts business with accurate and truthful information about the products that we are importing or exporting.

o o o International Trade Policy C-132.

Q&A
Q. I want to send certain products to a country on the boycott list. Is it okay if I arrange to transfer them to a our subsidiary in a country without these restrictions who will then sell them to that country on the boycott list?

A. No. As is true with many laws, what might seem like a clever way around the law is also illegal.


THE STANDARDS -IN OUR BUSINESS

CORE DOCUMENT VALUES
EXCELLENCE - To take pride in doing things really well.

EXECUTION - To get things done through a bias for action.

PERIPHERAL VISION - To see both the immediate task and the full picture, and to be sensitive to how one's actions affect others.

THE STANDARDS -IN OUR BUSINESS

We have the responsibility as well as a legal duty to protect the assets of Schering-Plough and to operate in full compliance with the laws and regulations of each of the global communities where we operate. We must avoid conflicts of interest because they could undermine our objectivity. Schering-Plough is committed to pursuing sound growth and earnings objectives so we will operate in the best interest of Schering-Plough and our shareholders. We will be forthright and transparent about our operations and performance, ensuring accuracy in all regulatory filings and exercising care in the use of our assets and resources.

This means we are committed to:

o Protecting patents and trademarks.

o Keeping accurate and complete books and records.

o Making appropriate use of company funds, property and time.

o Assuring corporate opportunities remain with Schering-Plough.

o Keeping our computers and networks secure.

o Abiding by computer software licensing, and respect the intellectual property and copyrights of others.

o Safeguarding confidential information.

o Avoiding conflicts of interest.

o Not trading on or disclosing inside information.

BOOKS AND RECORD KEEPING

A company's credibility is judged in many ways - one very important way is the integrity of its books, records, accounting practices and public filings. In addition to our own commitment to accurately report financial performance, Schering-Plough is required by securities laws to report in accordance with generally accepted accounting principles. In many countries, Schering-Plough is also required to file pricing information with regulatory authorities and, in the United States, to certify to the accuracy of such filing. The CEO, CFO and the Controller are specifically responsible for full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the U.S. Securities and Exchange Commission. Every employee of Schering-Plough must help ensure that reporting of such business information, computerized, paper or otherwise, is accurate, complete and timely.

This means:
o Accurately record costs, sales, shipments, time sheets, vouchers, bills, payroll and benefits records, regulatory data, and other essential company information.

o Follow all applicable laws, regulations, external accounting requirements and company procedures for reporting and disclosing financial information, including those promulgated by the U.S. Securities and Exchange Commission, the Financial Accounting Standards Board and the New York Stock Exchange.

o Ensure that all financial and non-financial arrangements with customers are recorded so that Schering-Plough can abide by all government contracting and price reporting requirements, including those under U.S. healthcare programs.

o Never deliberately make a false or misleading entry in a report or record.

o Do not alter or destroy company records except as authorized by established policies and procedures.

o Never sell, transfer or dispose of company assets, or engage in any financial transaction such as a contract, without proper documentation and authorization.

o Always cooperate with our internal and external auditors.

Q&A
Q. It is the last week in the quarterly reporting period. My boss wants to make sure we meet our numbers for the quarter, so she asked me to record an unconfirmed sale now that won't be finalized until next week. I guess this won't hurt anyone - should I do what she says?

A. Definitely not. Costs and revenues must be recorded in the correct time periods. The sale has not officially been completed until it is confirmed, and it would be a misrepresentation to include it in an earlier period.


COMPANY COMPUTERS AND SOFTWARE

Computer technology - hardware, software, networks and the information that runs on them - are the property of Schering-Plough and are critical to business success. Everyone who uses a computer has a responsibility to use these resources appropriately, and for the business uses intended.

This means:
o Company computers must be used responsibly and primarily for legitimate business purposes. Personal use should be reasonable and kept to a minimum.

o The security of computer systems, including corporate data, electronic communications and application software must be protected at all times.

o Electronic communications that might be considered offensive, derogatory, defamatory, harassing, obscene or otherwise vulgar are prohibited.

o Never use company electronic communications systems to improperly disseminate copyrighted or licensed materials.

o Always protect information used to access company networks, including user names and passwords.

o Schering-Plough has the right to access and review all communications, records and information created at work or with company resources.

o o o Electronic Communications Policy C-119; IT Software Licensing Policy C-135. For questions on whether a particular kind of information may be sent by e-mail, check with your immediate supervisor. For information on computer and network security, contact your IT department.

Q&A
Q. Is it okay for me to browse the Web from my office or e-mail my husband to make personal plans, such as who will pick up the kids after work?

A. Yes, if it only occupies a small amount of time. However, recreational "surfing" of the Internet is much like browsing through a magazine. Just as you wouldn't bring to work magazines that are potentially offensive or threatening to other employees (for example, violent or sexually-oriented materials), you shouldn't "surf" the Web for similar topics.

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY, AND PROPRIETARY INFORMATION OF OTHERS

Company Proprietary Information. Our company regularly produces valuable, non-public ideas, strategies and other kinds of business information. Schering-Plough owns this confidential or proprietary information just as it does other kinds of property. A few examples are sales, marketing and other corporate databases; marketing strategies and plans; pricing information; customer and employee records; manufacturing techniques; research and technical data; proposals; and new product development. Because it is the product of our company's hard work, various laws allow Schering-Plough to protect this information from use by outsiders as long as we use our best efforts to keep the information confidential.

This means:
o All employees must protect the confidentiality of Schering-Plough's proprietary information to ensure that we receive the benefits of our work.

o Respect the confidentiality agreement you signed when you began working at Schering-Plough.

o Don't discuss such confidential information in public places where others can overhear.

o Don't transmit confidential information using the Internet, even between company employees, unless the transmission is encrypted.

o If you need to disclose any confidential information to outsiders, you should get your manager's prior written approval and a written secrecy agreement approved by the Law department.

o o o Proprietary and Confidential Information Policy C-148. An approved secrecy agreement is available at http://corporate.schp.com/ temp/0900411580029533.pdf

Q&A
Q. I will be leaving Schering-Plough to work for another company. I don't have any confidentiality obligation to Schering-Plough after I leave, do I?

A. Yes, you do. The confidentiality agreement you signed when you began your employment continues to apply, even after you leave the company.

INTELLECTUAL PROPERTY - PATENTS, TRADEMARKS, AND COPYRIGHTS. Company patents, trademarks, trade secrets and copyrights are assets to be protected. It is important that we identify and protect any new works of authorship, technological and medical advances or unique solutions to business problems. This will enable our company to take measures to protect these new works under intellectual property laws. You should contact the Law department if you suspect that a company patent, trademark, copyright or trade secret is being infringed.

This means:

o Any product whose content is protected under a trademark should be marked with the appropriate symbols such as "(R)" (registered trademark), "(TM)" (trademark) or "sm" (service mark).

o Copyrighted works should contain the notice "(C) (Year)." (Schering-Plough ). All Rights Reserved.

o Promptly complete and transmit to the Law department an Invention Disclosure Form describing any potentially patentable inventions.

o o o Patents, Trademarks and Copyrights Policy C-130. The Invention Disclosure Form is available at https://e-hr.schp.com/s-peworld/s-pehr/pdf/
CONFIDEINVENT0520.pdf. The Law department can answer questions regarding the use of patents, trademarks and copyrights.

PROPRIETARY INFORMATION OF OTHERS. Just as we protect our own confidential information we respect the proprietary and confidential information of others. This includes written materials, software, music and other intellectual property.

This means:
o Confidential business information, including computer records, from prior employers should not be brought to, or used at Schering-Plough.

o Unlicensed software should not be loaded on any company computer.

o Do not accept or use anyone else's confidential information except under an agreement approved by the Law department.

o Notify the Law department if you believe another company's confidential information is being used.

o Only copy or use documents and materials (including computer software, audio, video or other recordings) that are not copyrighted (for example, a Government report) or when you have specific permission to do so.

o o o If you have questions about intellectual property or copyright rules, contact the Law department. Schering-Plough's Library Information Center in the United States can assist with the use of copyright materials based on agreements that the company has secured.

Q&A
Q. I have an idea to reduce subscription costs for trade publications. The office should get just one subscription to each journal or newsletter. The office copy would then be circulated to everyone in the office, with instructions to reproduce for their files any articles they might need. Is this a good, cost-cutting measure?

A. No. While it's great to cut costs, part of your idea may violate copyright law. It is fine to circulate the publications, but not to have employees make separate file copies of articles for their later use. If they need file copies, they must first obtain permission of the copyright owner, or additional copies of the publications can be purchased.

COMPANY FUNDS, PROPERTY, AND TIME
Company property is used only to conduct company business. How we use company funds, property and time directly impacts our profitability so we must use these valuable assets with care, protecting them against misuse or theft.

This means:

o Employees are expected to behave responsibly and exercise good judgment when using company property.

o Occasional personal use of company assets is permissible where such use is of reasonable duration and frequency and does not consume a significant amount of resources.

o Company assets should be protected from misuse, theft or diversion. Any suspected product tampering, theft or lack of internal control over products or other assets should be reported to Corporate Security.

o When working on company time, do not allow outside interests to interfere with job responsibilities.

o If work hours must be reported, do so truthfully and accurately.

Q&A

Q. My son's scout troop is having a car wash to raise money for a field trip. I'd like to photocopy some flyers advertising the car wash. Is this allowed?

A. Yes, it generally is acceptable to use company assets for minor projects that have an insignificant impact on our resources.

Q. I have a small business I run from home. Can I use the company photocopier to copy advertising flyers?

A. No, you should not use company assets to subsidize your personal business.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

CONFLICTS OF INTEREST. Employees have many activities in their lives outside Schering-Plough. A "conflict of interest" arises when an employee's personal, social, financial, civic, charitable or political activities have the potential of interfering with his or her loyalty and objectivity to Schering-Plough. Conflicts can arise with a second job or other employment outside Schering-Plough, or where you, your close relative or any other person with whom you have a close personal relationship has a direct or indirect financial interest in an organization that does business with or is a competitor of Schering-Plough. Conflicts can also arise when actions, such as gift giving or receiving, can potentially influence your objectivity in making business decisions. Actual conflicts must be avoided. Even the appearance of a conflict of interest - a situation where an employee's ability to perform duties objectively or effectively - must also be avoided. Any potential conflicts of interest should be promptly disclosed to your manager in writing. Many conflicts of interest can be resolved in a simple and mutually acceptable way.

This means:

o Do not take a second job or otherwise become affiliated with a company competitor. A second job or affiliation with a customer, supplier or provider of goods or services is discouraged, but may be allowed with the written approval of your immediate supervisor. Work for any other organization is permitted but must never interfere with company responsibilities.

o Any appointment to serve as a director or officer of a public corporation must be approved by the CEO and, where applicable, by the Board of Directors.

o Never become involved in a business transaction on behalf of Schering-Plough with any organization in which you have a direct or indirect interest or investment without informing your manager of this interest.

o If close relatives are working in the same business unit they must never have direct or indirect reporting relationships.

o o o Conflict of Interest, Gifts and Entertainment Policy C-112.

Q&A
Q. Aren't I free to do what I want with my own non-work time?

A. Yes. Schering-Plough would only be concerned if this additional activity interfered with your responsibility to the company.

Q. The owner of one of our suppliers is married to a Schering-Plough employee. Am I allowed to do business with this firm?

A. It would depend on whether or not the Schering-Plough employee is in a position to influence business decisions related to the supplier. You should bring the situation to the attention of your manager to ensure that any conflict is resolved.

CORPORATE OPPORTUNITIES. Employees and officers have a duty to the company to advance its legitimate interests when the opportunity to do so arises.

This means:
o Opportunities that are discovered through the use of Schering-Plough property, information or position belong to the company. Do not take such opportunities personally unless the company has already been offered the opportunity and turned it down.

o Do not use Schering-Plough property, information or position for personal gain.

o Do not become involved in activities that compete with Schering-Plough.

Q&A
Q.  My team has been working on a new drug delivery device.
I discovered a new triggering mechanism for the device that I know my management will not be interested in pursuing. Can I offer to sell the discovery to another company?

A. No. You created the mechanism on company time using company property and information. Before you can take this opportunity for yourself, you must have Schering-Plough's permission.

TRADING ON INSIDE INFORMATION

In order to protect the investing public, securities laws make it illegal for those with material "inside information" to buy or sell securities (stocks, bonds, options, etc.). "Inside information" means information that is not available to the public. Information is "material" if a reasonable investor would likely consider it important in deciding whether to purchase or sell a security. Employees must not trade on inside information about Schering-Plough or other companies gained by virtue of their positions at Schering-Plough.

This means:
o Do not buy or sell securities if you have knowledge of material non-public information such as:

      o introduction of an innovative new product

      o significant new contracts

      o changes in dividends

      o mergers, acquisitions and joint ventures

      o major developments in litigation

      o earnings statements and forecasts

      o expected governmental actions

      o material licensing agreements

      o information you obtained about another company confidentially during the course of your work

o Do not give inside information to anyone else so they can trade.

Employees who have inside information can lawfully trade in the market once the information is made public and enough time has passed for the information to be absorbed by the public. This is usually at least 48 hours after the information is made public.

o o o Trading in Securities Policy C-129. The Law department can answer questions about application of this policy.

RECORDS MANAGEMENT

Maintaining complete and accurate records is essential to the work of Schering-Plough, and care must be taken to ensure that records are managed properly.

This means:

o Maintaining records specifically required by law.

o Be alert to the need for accuracy - especially when documents are produced for an official purpose. Providing false or misleading records is wrong under any circumstances - doing so when records are produced or maintained for official purposes is a serious violation of law.

o Retain any records related to actual or anticipated litigation or investigations.

o Keep only what is required under company record retention policies.

o o o Records Management Policy C-152.

Q&A
Q. I am a researcher working on a project with a joint venture partner and I've become aware that our partner is on the verge of a major scientific breakthrough. I want to purchase some stock in our joint venture partner or have my spouse do so. Can I?

A. Absolutely not. Neither you nor your spouse can purchase this stock until the information you have is known to the public. If you use this information or convey it to others, you will be violating company policy and securities laws and exposing yourself to civil and criminal penalties.

Q&A
Q. My files are overflowing and I need to get organized. How will I know what I can throw out and what I can't?

A. Employees must retain and destroy company records pursuant to a retention schedule which you can find at http://corporate.schp.com/RecordMgt.

THE STANDARDS - IN OUR COMMUNITIES AND THE PUBLIC

CORE DOCUMENT VALUES
EMPATHY - To be in tune with the feelings of customers, co-workers and other stakeholders.
PASSION -To develop that driving force that generates energy.

THE STANDARDS - IN OUR COMMUNITIES AND THE PUBLIC

Schering-Plough participates in - and improves - the communities in which it does business. We recognize our responsibility to society and seek to meet or exceed society's expectations of global corporate citizens. This requires a constant focus on business integrity. We must be better than our competitors in meeting the expectations of the global communities where we operate.

This means we are committed to:

o Protecting the environment.
o Respecting the welfare of animals.
o Handling all public and media inquiries appropriately.
o Conducting political activity responsibly.
o Cooperating with government inquiries or investigations.

PROTECTING THE ENVIRONMENT
Schering-Plough is committed to high standards of environmental performance. It is the policy of the company to minimize adverse environmental impacts from company activities, products and services by using processes, practices, material and products that avoid, reduce or control pollution.

This means:

o We comply with applicable laws, regulations and other requirements designed to protect the environment.

o We promote the responsible and efficient use of energy and natural resources and other sustainable business practices within the company.

o We work in an environmentally responsible manner.

o You should notify your immediate supervisor, your local environmental representative, or Global Safety and Environmental Affairs of situations that are potentially damaging to the environment.

o o o Safety, Health and Environmental Management Policy C-170.

Q&A
Q. We use a contractor to dispose of certain chemicals we use in manufacturing. I know the contractor's crew chief and I get the feeling that they may not be disposing of the chemicals properly, at least not according to what the law says. Should I care about this? After all, it's not my company. And I don't think the chemicals are really very harmful, if at all.

A. Yes, you should care. What the contractor is doing might even make the company liable. But even if there would be no liability, we still care. You should not look the other way if you have any reason to think someone we work with is doing something wrong. You should talk to your manager about your concerns.


ANIMAL WELFARE
Schering-Plough is committed to the proper use of animals for research purposes.

This means:

o Always provide humane care and treatment to research animals.

o Require the same level of care in private animal farm studies and at research institutions or contractor facilities that is required at Schering-Plough facilities.

o Report any mistreatment or inappropriate use of animals to a manager, the assigned veterinarian or any member of the Animal Use and Care Committee.

o o o Animal Welfare Policy C-103.

MEDIA AND PUBLIC INQUIRIES
Shareholders, financial analysts, creditors and others count on us to provide reliable information on our company operations, performance and outlook. Moreover, certain laws govern how such information is disseminated. It is important to Schering-Plough's success that we meet these expectations and comply with the law.

This means:
o All members of the public, including investors and analysts, get access to the same honest and accurate information about material matters - no one gets "special" or favored treatment.

o Only those employees specifically authorized to do so may respond to inquiries from members of the investment community (e.g., shareholders, brokers, investment analysts, etc.) or the media. Forward investor inquiries to Investor Relations and inquiries from the media to Global Communications.

o Employees should not use public forums such as Internet bulletin boards or chat rooms to discuss matters of opinion related to Schering-Plough or any of its industries, or to respond to comments about the company.

o o o Media Relations Policy C-139.

Q&A
Q. I have a friend who is an industry analyst. She keeps calling me and asking me how things are going with the company. I know there is going to be a big announcement next week about the results of a recent study. Since the information is about to become public anyway, can I tell her about it?

A. No. You should never give non-public information to anyone, including an industry analyst, even if you know it is about to become public. You should refer her to Investor Relations.

POLITICAL ACTIVITY AND LOBBYING

CORPORATE POLITICAL ACTIVITY. Many of the countries in which we do business have laws regulating the activities of corporations in the political process. The laws of the United States and some other countries set strict limits on contributions by corporations to political parties and candidates. Also, in many countries and jurisdictions the act of lobbying requires public disclosure. At Schering-Plough we comply with these laws.

This means:

o Employees may not make any direct or indirect political contribution on behalf of Schering-Plough unless authorized by Schering-Plough's Chief Executive Officer and General Counsel (or their designees) in writing. This includes contributions to candidates, office holders and political parties. Contributions include things like:

      o Buying tickets for a political fundraising event.

      o Providing goods or services.

      o Loaning personnel during working hours for fundraising activities.

      o Paying for advertisements and other campaign expenses.

o All lobbying activities should be discussed with your local Compliance Officer or the Law department to determine whether disclosure and other rules apply.

PERSONAL POLITICAL ACTIVITY. Schering-Plough encourages political activity by employees in support of candidates or parties. But you should engage in the political process on your own time, with your own resources. Never use company time, property or equipment, including e-mail, for personal political activities.

o o o Political Activities Policy C-142

Q&A
Q. I am running for a position on my local government. I want to use the office copier to make copies of my campaign flyer. Is that okay?

A. No. Company property and equipment may not be used for a political purpose. Running for a public office, even a local one, is a political purpose.

INVESTIGATIONS

INTERNAL INVESTIGATIONS. Schering-Plough is committed to investigating alleged and potential violations of the Standards and related laws, regulations and company policies.

This means:

o Investigations will be fair.

o Employees are expected to participate in and cooperate with internal investigations and provide truthful and complete information.

o Investigations will result in appropriate action. Government Inquiries and Investigations. Schering-Plough is regulated by governments throughout the world. From time to time employees may come into contact with government officials responsible for enforcing the law. The company cooperates fully with governmental inquiries and investigations; dealing honestly with government investigators is critical.

This means:
o If you receive a request for information from a government investigative agency, check with the Law department in order to ensure that all appropriate steps are taken to protect our company's legitimate legal interests.

o Contact the Law department if you know or believe that a governmental investigation or inquiry is under way.

o Do not destroy company documents that relate to a known or suspected government investigation.

o o o Reporting and Investigations of Misconduct Policy C-137.

RAISING CONCERNS AND SEEKING ADVICE

CORE DOCUMENT VALUES
COURAGE - To make the tough calls, to deal with ambivalence and to face adversity with quiet competence.
LEADERSHIP - To make a difference through situational leadership - usually by convincing others to follow.

RAISING CONCERNS AND SEEKING ADVICE

WHAT IF I HAVE QUESTIONS ABOUT THE STANDARDS?

The Standards cannot answer every question. Employees should feel empowered to make decisions regarding the application of the Standards but there may be times when you may want additional guidance or advice. There are a variety of resources available to help. Your immediate supervisor is a good place to start.

You may also get help or advice from:

o Your local management.
o Your local Compliance Officer.
o The Law department.
o The Human Resources department.
o The Integrity Action Line.

WHEN SHOULD I RAISE CONCERNS? WHOM SHOULD I CONTACT?

You should report known or suspected violations of law, regulation or company policy, including the Standards, as soon as you become aware of them. You should also raise concerns about risks of such violations before these risks become actual problems. You should speak up if you believe that you or your co-workers risk violating laws, regulations or company policies, or if you find yourself uncomfortable with a situation. When in doubt, raise your concerns. You should contact your manager, the Law department, your local Compliance Officer or Human Resources to make a report or raise a concern. Of course, you may always call the Integrity Action Line.

HOW DOES THE INTEGRITY ACTION LINE WORK?

The Integrity Action Line provides a confidential way to report a concern, to report suspected misconduct, or to obtain information or advice regarding the application of company policies or laws. The caller may give his or her name or may call anonymously. To reach the Integrity Action Line, from the United States call 1-866-SPCORP-1. You will reach a 24-hour communication response center that is staffed by operators from a company that specializes in taking calls from employees with integrity or compliance questions and concerns. The Integrity Action Line works from every country. Callers from outside the United States should dial the AT&T USA Direct Service access number for your country and provide the operator with the number 678-250-7535. At the tone, dial the billing number 8441569585 followed by the number 2309. Although the initial prompt will ask if you prefer English or Spanish, if you hold on the line, translation services for virtually all languages are available.

Calls to the Integrity Action Line will not be traced or recorded and callers can remain anonymous if they choose. An operator will take your information or your question and communicate it to the Global Compliance and Business Practices department, which will then coordinate an investigation if one is warranted and thereafter take appropriate action.

The caller can also arrange a call back time to receive information about the company's response to the call.

WILL MY IDENTITY BE KEPT CONFIDENTIAL?

You will never be required to reveal your identity when you use the Integrity Action Line. In all other cases, confidentiality is a priority and efforts will be made to protect it. However, Schering-Plough may be required by law to reveal your identity or it may be impossible to keep your identity confidential (for example, if you are an employee in a very small office where it may be obvious from the facts who you are). This may be the case even if the call is made anonymously.

HOW LONG WILL IT TAKE TO GET A RESPONSE?
Your contacts will receive a prompt response. If your call requires an investigation, we will do so promptly and take the appropriate corrective action. Whenever possible, we will provide you with the status of our investigation and inform you of the outcome. We will not, however, disclose specific disciplinary action if any is taken as the result of the contact.


WHAT ABOUT DISCIPLINARY ACTION?

While adherence to law, regulation and company policy, including the Standards, is the responsibility of all employees, monitoring and enforcement of such compliance is the responsibility of management with the support of the Global Compliance and Business Practices department. Any violation of a law, regulation or company policy can result in corrective or disciplinary action up to and including termination. In addition, you may be faced with disciplinary action, up to and including termination, if you:

o Direct others to violate the law, regulations or company policies,

o Fail to cooperate in a company investigation of possible violations,

o Retaliate against another employee for reporting a concern or violation, or

o Fail to effectively monitor the actions of people who work for you.

The Global Compliance and Business Practices department, in consultation with Human Resources, will recommend appropriate discipline to management after a full investigation and review of the facts. Management is responsible for implementing corrective or disciplinary action.

MAY I REPORT A CONCERN DIRECTLY TO THE BOARD OF DIRECTORS?

Anyone with a concern that they believe warrants the attention of the Board of Directors may call the Integrity Action Line and request that the report be routed to the appropriate members of the Board. Reports regarding accounting practices, internal accounting controls or auditing matters will be routed to the Senior Vice President, Global Compliance and Business Practices and the Audit Committee of the Board of Directors as required. You may also write to the Corporate Secretary in Kenilworth, New Jersey, and request that the correspondence be forwarded to the Business Practices Oversight Committee or particular members of the Board. If you are unsure if a matter warrants the attention of the Board you should contact your local Compliance Officer.
What if I fear retaliation?

Retaliation against any employee who seeks advice, raises a concern or reports misconduct is strictly prohibited and will not be tolerated. Schering-Plough will take appropriate action against any individuals engaging in retaliatory conduct against an employee who has truthfully, and in good faith, reported a violation. Appropriate action will also be taken against any individual who has intentionally made a false report. This "no retaliation" policy is not intended to protect a person who is involved in wrongdoing about which he or she is making a report or who has ongoing performance problems. If you suspect that you, or someone you know, has been retaliated against for making a report, you should contact the Global Compliance and Business Practices department immediately.

EMPLOYEE ACKNOWLEDGEMENT

I have received, read, understood and shall abide by Schering-Plough's Standards of Global Business Practices, version September 2004.


Employee Name



Date

Employee ID Number



Employee Location




Most employees in the United States will be able to complete this Acknowledgment on-line using Axentis. If you are one of these employees, you will receive an e-mail asking you to complete the Acknowledgment.

All other employees should complete this written Acknowledgment, remove it from the book and return it to their local Human Resources department.